Exhibit (c)(7)

Confidential Project Apple Presentation to the Special Committee of the Board of Directors 24 February 2016 Morgan Stanley

Confidential Table of Contents Project Apple 2 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\2 Section 1 Transaction Summary Section 2 Amy Valuation Analysis Section 3 Arielle Stock Considerations Appendix A Amy Overview & Historical Performance Appendix B Arielle Overview Appendix C Additional Valuation Materials Morgan Stanley

Confidential Disclaimer Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\3 We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. We have (i) assumed that any forecasted financial information contained herein reflects the best available estimates of future financial performance, and (ii) not made any independent valuation or appraisal of the assets or liabilities of any company involved in any proposed transaction, nor have we been furnished with any such valuations or appraisals other than those provided by the target s advisers, upon which we have relied without independent verification. The purpose of this document is to provide the recipient with an explanation of the basis upon which Morgan Stanley is issuing a financial opinion letter in relation to the proposed transaction. This document should be read in conjunction with and is subject to the terms of such financial opinion. This document supersedes any previous documents or presentations delivered by Morgan Stanley to the recipient in connection with the proposed transaction. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors. This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley & Co. Limited, Morgan Stanley Bank International (Milan Branch), Morgan Stanley Saudi Arabia, Morgan Stanley South Africa (PTY) Limited, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd, Morgan Stanley India Company Private Limited, Morgan Stanley Asia Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc, Seoul Branch, Morgan Stanley Canada Limited, Banco Morgan Stanley S.A. and/or Morgan Stanley, SV, SAU. Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein. Morgan Stanley and/or certain of its affiliates. All rights reserved. 3 Project Apple Morgan Stanley

Confidential Project Apple 4 Section 1 Transaction Summary Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\4 Morgan Stanley

Confidential

Project Apple

- Arielle is proposing to acquire Amy for a price equal to 87.75% of Amy's book value as of the Pricing Date

TRANSACTION SUMMARY

Transaction Overview and Timeline

Transaction Timeline to Date

Dec'15

Nov-Dec'15:
- Arielle approaches Amy to discuss a potential transaction
- Amy and Arielle each form special committees of the board and engage legal and financial advisors

Late Dec'15:
- Amy opens up an electronic data room for Arielle and its advisors to commence diligence

Jan'16

Early Jan'16:
- Arielle conducts further diligence, including discussions with Amy management

January 11th:
- Arielle delivers its first non-binding indicative proposal to acquire Amy for a purchase price of **82.5%** of book value

January 15th:
- Amy special committee meets to review Arielle's first non-binding indicative proposal and discuss other strategic alternatives available to Amy
- At the conclusion of meeting, Amy's special committee instructs Morgan Stanley to advise Arielle's advisors of the special committee's determination that Arielle's proposal was not in the best interest of Amy's shareholders and that Amy was not prepared to continue to engage

January 23rd:
- Arielle delivers a revised non-binding indicative proposal to acquire Amy for a purchase price of **85.25%** of book value

January 25th:
- Amy special committee meets to review Arielle's revised proposal with its legal and financial advisors; Amy special committee determines that the terms of Arielle's revised proposal, while not acceptable, are sufficient to continue discussions
- Following the conclusion of that meeting, Amy's special committee offers Arielle the opportunity to enter into an exclusivity period until February 29th to allow both sides to perform enhanced diligence and explore if there is a price at which both sides would agree to a transaction (executed Jan. 26)
- Amy advisors commence reverse diligence on Arielle, including discussions with Arielle management and review of Arielle's assets quality and performance history

Feb'16

February 4th:
- Parties, including representatives from each special committee, meet in person to clarify and potentially resolve outstanding points of negotiation. Arielle offers to acquire Amy for a purchase price of **87.50%** of book value; Arielle indicates the proposal reflects its "best and final" offer – Amy special committee declined this offer

February 5th:
- Amy indicates, via its financial advisors, to Arielle that it may be amenable to a deal at 87.75% of book value

February 7th:
- Parties reach agreement in principal around preliminary deal terms, including a purchase price of **87.75%** of book value

February 8th – February 22nd:
- Bilateral due diligence continues

Key Future Indicative Dates [1]

February 23-25th: Amy and Arielle board meetings and target signing date; go-shop period begins

April 1st : Go-shop period ends / Arielle files preliminary S-4 registration statement (including Amy proxy statement / prospectus) with the SEC

May 20th : Measurement date of Amy book value for purpose of determining per share consideration ([three] business days prior to mailing of proxy statement / prospectus to Amy shareholders)

May 24th : SEC declares Arielle S-4 registration statement effective; Amy mails final proxy statement / prospectus (which includes per share consideration) to its shareholders

June 27th: Date of Amy special meeting to approve merger

June 30th : Transaction closing

Notes
1. Actual transaction timeline may be impacted by factors, including, but not limited to, go-shop period negotiations and SEC review period

Morgan Stanley

5

Confidential Key Transaction Terms Project Apple TRANSACTION SUMMARY 6 Notes 1. Amy book value to be determined using an agreed upon pricing methodology [3] business days prior to mailing of final proxy statement / prospectus to Amy shareholders (the Pricing Date ) 2. For illustrative purposes only using Amy s preliminary book value per share of $16.40 as of 12/31/2015 3. Amy s board of directors may declare a special dividend, if deemed necessary to comply with its REIT status. Such dividend would be deducted dollar for dollar from the cash portion of the purchase price Pricing Purchase Price 87.75% of Amy’s book value on the Pricing Date (1) Consideration (2) $458MM total / $14.39 Per Share Premium to Market Value 45% (based on Amy closing price of $9.93 as of 02/19/16) Arielle Share Issuance 13.4MM shares to be issued to Amy shareholders in the aggregate Arielle Stock Valuation Arielle stock for purpose of calculating cash consideration (book value at Pricing Date less value of stock consideration) to be valued at $16.21 (1.0x 12/31/15 GAAP book value) Consideration Mix (2) 47% stock / 53% cash Additional Consideration 3% annual rate accrues daily (based on 100% of Amy’s book value on the Pricing Date), payable in cash, if transaction does not close within 45 days of the Pricing Date Other Terms Dividends No dividends paid to Amy shareholders post Pricing Date, other than to comply with REIT rules (3) Financing Contingency None Risk Mitigation Amy to cooperate with Arielle in finding strategy to reduce book value volatility between Pricing and Closing Date Go-shop Period 35 days Break-up Fees 1.5% during go-shop period, 2.5% after go-shop period Preferred Stock $172.5MM of 8% Amy preferred stock to be converted into 8% Arielle prefered stock (identical terms). No vote required Shareholder Approvals Amy shareholders required to approve merger agreement (approval by majority of outstanding Amy shares) Other Closing Conditions Customary closing conditions Anticipated Closing June 30, 2016 Termination Date 6 months (can be extended to 8 months if injunction is pending) Morgan Stanley

Confidential Project Apple 7 Section 2 Amy Valuation Analysis Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\7 Morgan Stanley

Confidential Summary Amy Valuation Analysis Project Apple AMY VALUATION ANALYSIS 8 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\8 2 Valuation Ranges $9.66 $11.28 $10.15 $11.42 $14.11 $14.12 $12.78 $14.87 $13.41 $14.78 8 10 12 14 16 18 1 3 $14.39 Illustrative Purchase Price Notes 1. $16.40 represents Amy s preliminary book value per share as of 12/31/15. $1.92 represents Amy s current annualized dividend. $9.93 represents Amy s closing share price as of 2/19/16 2. Amy s comparable peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT, WMC) 3. For illustrative purposes only using Amy s preliminary book value per share of $16.40 as of 12/31/2015 4. Based on one standard deviation of quarterly book value change for agency and hybrid mortgage REIT universe (resulting in a book value range of 0.82x to 0.94x). See Amy Liquidation Analysis Volatility Considerations on pg. 13 for further detail. $9.93 Current Price $ 4 (3) $13.51 $15.38(4) (4) Multiple Metric (1) Low High Trading Value —52 Week P / BV Low and High 16.40 0.59x 0.86x Comparable Public Companies (2) —P/BV 16.40 0.69x 0.78x —Dividend Yield 1.92 18.9% 12.9% REIT Premia Analysis —Based on Predecent M&A 9.93 15% 35% Liquidation Analysis —Based on Mgmt Analysis 16.40 0.86x 0.90x Morgan Stanley

Confidential $9.93 $13.93 $14.39 Historical Amy Share Price & Total Return Performance Since IPO 5.00 10.00 15.00 20.00 25.00 Jul-11 Jun-12 May-13 Apr-14 Mar-15 Feb-16 Bid Price Peers Amy Stock Price Since IPO Indexed to Amy s IPO price of $20.00 ($) Project Apple (40) (20) 0 20 40 60 80 Jul-11 Jun-12 May-13 Apr-14 Mar-15 Feb-16 S&P 500 Peers Amy Total Return Since IPO (%) AMY VALUATION ANALYSIS 9 Notes 1. For illustrative purposes only using Amy s preliminary book value per share of $16.40 as of 12/31/2015 2. Peers indexed to Amy include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT). WMC was excluded because its IPO was in 2012 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\9 Source SNL Financial Source SNL Financial 31.4% 57.6% 21.3% (13.6)% (1) (2) (2) Amy + Transaction Premium Transaction Premium 45.0% (1) Morgan Stanley

Confidential Historical Amy Market Valuation Since IPO 0.40 0.60 0.80 1.00 1.20 Jul-11 Mar-12 Nov-12 Jul-13 Feb-14 Oct-14 Jun-15 Feb-16 Bid Peers Amy Price / Book Value Since IPO (x) Project Apple 5.00 10.00 15.00 20.00 25.00 Jul-11 Mar-12 Oct-12 Jun-13 Jan-14 Sep-14 Apr-15 Dec-15 Amy Peers Dividend Yield Since IPO (%) AMY VALUATION ANALYSIS 10 Notes 1. Peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT, WMC) 2. Trading multiples from 1/1/16 to 2/19/2016 represent preliminary 12/31/15 book value of $16.40, which has not been reported yet Source SNL Financial Source SNL Financial 16.1% 19.3% (1) (1) 0.74x 0.61x 0.8775x (2) Amy Peers Since IPO 0.86x 0.94x 3 Years 0.83x 0.92x 2 Years 0.81x 0.90x 1 Year 0.76x 0.85x YTD 0.66x 0.71x Average Price / Book Amy Peers Since IPO 13.1% 13.8% 3 Years 12.5% 14.1% 2 Years 12.1% 13.7% 1 Year 13.9% 14.2% YTD 17.8% 16.1% Average Dividend Yield Morgan Stanley

Confidential Mortgage REIT Universe Trading Comparables Project Apple AMY VALUATION ANALYSIS 11 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\11 Notes 1. Trading multiples represent preliminary 12/31/15 book value of $16.40, which has not been reported yet (1) (1) 0.90 0.88 0.88 0.84 0.83 0.82 0.81 0.81 0.80 0.79 0.78 0.76 0.74 0.74 0.73 0.71 0.69 0.68 0.68 0.67 0.67 0.67 0.63 0.61 0.59 0.59 0.55 0.54 0.44 0.3 0.4 0.5 0.6 0.7 0.8 0.9 NRZ Bid Level MFA CMO NLY ORC CIM CYS AGNC DX WMC EFC TWO EARN ANH NYMT ARR RWT MTGE CHMI HTS ZFC MITT Amy PMT IVR AI JMI OAKS Price / Book Value Publicly Traded MREIT Universe (x) Source SNL Financial Market Data as of 02/19/16 Market Total Stock 52-week LTM Debt / Price / Dividend Yield Cap. Assets Price High Low Tot. Ret. Equity Book Current NTM Est. Company $MM $MM $ % % (%) (x) (x) (%) (%) Amy 316 3,844 9.93 60 104 (27.6) 4.1 0.61 19.3 18.9 Amy at Illustrative Purchase Price 458 3,844 14.39 87 150 17.3 4.1 0.88 13.3 13.0 Hybrid REITs $250MM—$1Bn Market Capitalization American Capital Mortgage (MTGE) 635 5,482 13.34 72 111 (18.0) 4.1 0.68 12.0 12.0 Ellington Financial (EFC) 559 2,992 16.86 80 119 (8.0) 1.6 0.76 11.9 11.9 New York Mortgage Trust (NYMT) 533 9,362 4.87 60 127 (27.5) 0.8 0.71 19.7 19.4 Western Asset Mortgage (WMC) 436 4,628 10.40 66 129 (11.8) 5.4 0.78 22.3 23.1 AG Mortgage (MITT) 327 3,365 11.50 59 111 (28.8) 3.8 0.63 16.5 17.2 Dynex Capital (DX) 301 3,670 6.13 72 117 (15.6) 6.3 0.79 15.7 14.5 Top Quartile 75 128 (10.4) 5.1 0.78 18.9 18.9 Median 69 118 (16.8) 4.0 0.74 16.1 15.8 Bottom Quartile 59 111 (28.0) 2.2 0.69 12.9 12.6 Other Hybrid REITs Two Harbors (TWO) 2,651 14,576 7.49 68 108 (19.1) 3.0 0.74 13.9 12.3 MFA Financial (MFA) 2,431 13,167 6.55 80 117 (9.0) 3.2 0.88 12.2 12.0 Chimera (CIM) 2,390 15,345 12.73 77 117 (9.4) 2.5 0.81 15.1 15.1 Invesco Mortgage (IVR) 1,236 20,781 10.35 64 106 (24.6) 6.2 0.59 15.5 15.5 PennyMac (PMT) 882 5,827 11.95 55 110 (36.9) 2.8 0.59 15.7 15.6 Redwood Trust (RWT) 821 6,269 10.00 50 108 (45.5) 2.8 0.68 11.2 11.2 Arlington Asset Investment (AI) 268 4,205 11.65 46 124 (44.8) 7.4 0.55 21.5 21.6 ZAIS Financial (ZFC) 109 779 13.69 72 108 (13.4) 3.2 0.67 11.7 12.2 Ellington Residential (EARN) 107 1,557 11.66 69 122 (16.1) 8.4 0.74 15.4 15.4 Five Oaks (OAKS) 65 2,581 4.41 39 115 (52.5) 2.7 0.44 16.3 23.1 JAVELIN Mortgage (JMI) 65 936 5.46 59 108 (28.3) 6.7 0.54 19.8 19.8 Median 64 110 (24.6) 3.2 0.67 15.4 15.4 Agency REITs Annaly Capital (NLY) 9,284 75,339 9.92 91 120 4.3 4.6 0.83 12.1 12.0 American Capital Agency (AGNC) 6,078 57,021 18.01 82 115 (6.4) 5.8 0.80 13.3 13.2 Hatteras Financial (HTS) 1,237 16,138 12.92 69 123 (18.8) 6.3 0.67 13.9 13.9 CYS Investments (CYS) 1,144 14,331 7.54 81 128 (2.0) 6.5 0.81 13.8 13.8 Capstead Mortgage (CMO) 914 14,446 9.54 77 128 (10.6) 9.4 0.84 10.9 10.6 ARMOUR Residential (ARR) 711 13,055 19.38 75 117 (6.2) 9.4 0.69 20.4 19.5 Anworth Mortgage (ANH) 450 6,636 4.55 85 124 (1.0) 6.9 0.73 13.2 13.2 Orchid Island (ORC) 209 2,293 9.62 68 135 (19.6) 7.6 0.82 17.5 17.5 Median 79 123 (6.3) 6.7 0.80 13.6 13.5 MSR Financing New Residential (NRZ) 2,514 15,356 10.91 61 120 (5.5) 3.9 0.90 16.9 17.0 Cherry Hill Mortgage Investment (CHMI) 102 702 13.56 73 108 (12.0) 3.5 0.67 14.5 14.6 Median 67 114 (8.8) 3.7 0.78 15.7 15.8 Publicly Traded Residential Mortgage REIT Comparables Morgan Stanley

Project Apple

Confidential

AMY VALUATION ANALYSIS

Amy Liquidation Analysis

Based on Amy Management Analysis

Illustrative Liquidation Value vs. GAAP Net Asset Value

($MM)

	12/31/2015 GAAP Values	% Liquidation Discount Low	% Liquidation Discount Mid	% Liquidation Discount High	$ Liquidation Discount Low	$ Liquidation Discount Mid	$ Liquidation Discount High	% Discount of Book Value Low	% Discount of Book Value Mid	% Discount of Book Value High
Cash & Restricted Cash	204	0.0%	0.0%	0.0%	-	-	-	0.0%	0.0%	0.0%
Agency RMBS & IOs	1,864	0.3%	0.1%	0.0%	(4.7)	(2.3)	-	0.9%	0.4%	0.0%
Non-Agency RMBS	1,197	0.5%	0.3%	0.0%	(6.0)	(3.0)	-	1.1%	0.6%	0.0%
Securitized Mortgage Loans	168	0.5%	0.3%	0.0%	(0.8)	(0.4)	-	0.2%	0.1%	0.0%
Other Investment Securities	166	0.5%	0.3%	0.0%	(0.8)	(0.4)	-	0.2%	0.1%	0.0%
Seller Financing Program	45	14.9%	10.0%	5.0%	(6.8)	(4.5)	(2.3)	1.3%	0.9%	0.4%
All Other Assets	19	0.0%	0.0%	0.0%	(0.0)	(0.0)	-	0.0%	0.0%	0.0%
Total Assets	**3,663**	**0.52%**	**0.29%**	**0.06%**	**(19.1)**	**(10.7)**	**(2.3)**	**3.7%**	**2.0%**	**0.4%**
Repo Agreements	2,898	0.0%	0.0%	0.0%	(0.6)	(0.4)	(0.2)	0.1%	0.1%	0.0%
Other Liabilities	70	0.0%	0.0%	0.0%	(0.0)	(0.0)	-	0.0%	0.0%	0.0%
Total Liabilities	**2,968**	**0.0%**	**0.0%**	**0.0%**	**(0.6)**	**(0.4)**	**(0.2)**	**0.1%**	**0.1%**	**0.0%**
Preferred Stock	**173**	**0.0%**	**0.0%**	**0.0%**	**-**	**-**	**-**	**0.0%**	**0.0%**	**0.0%**
Net Asset Value	**522**	**3.8%**	**2.1%**	**0.5%**	**(19.7)**	**(11.1)**	**(2.5)**	**3.8%**	**2.1%**	**0.5%**
Manager Termination Fee [1]					(33.2)	(33.2)	(33.2)	6.4%	6.4%	6.4%
Management Notice Period (6 months)					(5.4)	(5.4)	(5.4)	1.0%	1.0%	1.0%
Wind Down Expenses					(A) (14.5)	(12.6)	(10.5)	2.8%	2.4%	2.0%
Total Fees & Expenses					**(53.2)**	**(51.2)**	**(49.2)**	**10.2%**	**9.8%**	**9.4%**
Total Liqudiation Leakage					**(72.8)**	**(62.3)**	**(51.6)**	**13.9%**	**11.9%**	**9.9%**
Estimated Liquidation Realization					**450**	**460**	**471**	**86.1%**	**88.1%**	**90.1%**

Summary Analysis

Mid Case

	Total ($MM)	Per Share ($)	%
Book Value	**522**	**16.40**	**100.0**
Asset Discount	(11)	(0.34)	(2.0)
Liability Premium	(0)	(0.01)	(0.1)
Fees / Expenses	(51)	(1.61)	(9.8)
Liquidation	**460**	**14.44**	**88.1**

Wind Down Expenses Detail

($MM)

	Low	Mid	High
Committee Comp.	(0.1)	(0.1)	(0.1)
Opinions	(1.0)	(1.0)	(1.0)
Tax Leakage	-	-	-
Severance	(0.2)	(0.2)	(0.2)
General Legal	(3.5)	(3.3)	(3.0)
Litigation	(1.0)	(1.0)	(1.0)
D&O Insurance	(1.1)	(1.1)	(1.1)
Third party admin	(0.1)	(0.1)	(0.1)
Other G&A	(0.5)	(0.5)	(0.5)
Proxy / Vote Process	(3.0)	(2.3)	(1.5)
All other	(4.0)	(3.0)	(2.0)
Total	**(14.5)**	**(12.6)**	**(10.5)** (A)

Notes

1. 3 times average annual management fee earned by the manager in the 24 months prior to termination (calculated based on fees earned in the period Q3'14 to Q2'16 assuming Q1'16 and Q2'16 fees are equal to Q4'15 fees)

Morgan Stanley

12

Confidential Amy Liquidation Analysis Volatility Considerations Liquidation Realization Exposed to Market Volatility during Liquidation Decision and Execution Process Project Apple AMY VALUATION ANALYSIS 13 Notes 1. Based on management analysis 2. Includes AI, AMTG, CIM, DX, EARN, EFC, IVR, JMI, MFA, MITT, MTGE, NYMT, OAKS, PMT, RWT, TWO, WMC and ZFC 3. Includes AGNC, ANH, ARR, CMO, CYS, HTS and NLY 4. Includes all hybrid and agency mortgage REIT reported quarterly change in book value per share since 2009 (527 observations) (20) (15) (10) (5) 0 5 10 15 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Hybrid REITs Agency REITs Mortgage REIT Quarterly Book Value Volatility over Time 2009 2015 QoQ Change in Book Value (%) 0 3 6 9 12 15 18 21 &lt;(20)(18)(16)(14)(12)(10) (8) (6) (4) (2) 2 4 6 8 10 12 14 16 18 &gt;20 Mortgage REIT Universe Quarterly Book Value Change Distribution Since 2009 (4) (%) 2009 2010 2011 2012 2013 2014 2015 Source SNL Financial Book Value Increase / (Decline)—% Liquidation Analysis with Volatility Overlay Mortgage REIT Book Value Volatility 105% 95% 90% 85% 70% % of book value 75% 80% 100% Static liquidation analysis; high, medium and low case 90.1% 88.1% 86.1% A. 71.0% A. 105.2% Base case plus estimated biggest one week move based on 10 years of trading data (~$89.4MM swing up or down) (1) Base case less estimated biggest one week move based on 10 years of trading data (~$89.4MM swing up or down) (1) : 11.4% C. C. C. C. 93.8% Base case plus one standard deviation for mortgage REITs historical book value change distribution 82.4% Base case less one standard deviation for mortgage REITs historical book value change distribution B. B. B. Base case plus Amy s best quarterly book value result to date 97.3% B. Base case plus Amy s worst quarterly book value result to date 73.8% (2) (2) : (5.7%) : 5.7% Morgan Stanley

Confidential Project Apple 14 Section 3 Arielle Stock Considerations Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\14 Morgan Stanley

Confidential Summary of Reverse Diligence To-Date Project Apple ARIELLE STOCK CONSIDERATIONS 15 Throughout January, the Arielle team (including Arielle s financial advisors and management team) populated a data room with documents related to Arielle s corporate structure, competitive strategy, portfolio composition, historical and projected financials, and operational and legal information Since the beginning of February, the Morgan Stanley team has conducted multiple diligence sessions with the Arielle team, including diligence conference calls on February 1, 2016 and February 19, 2016, Arielle s public earnings call on February 10, 2016, and follow-up diligence calls and requests for additional information Topics covered included, but not limited to: Portfolio overview, investment strategy, and anticipated opportunities by asset type Review of detailed property information, terms, and conditions for individual loans and CMBS Review of recent financial performance and financial projections, including historical financial statements available publicly since Arielle s IPO in 2009 through 4Q2015 and projections for 2016 to 2018 Geographic, market, and asset type exposure, as well as asset-specific issues Recent capital raise and deployment activity, and expected capital allocation strategy Current state of capital markets and likely impact on the business Nature of lender and borrower relationships Since January 25, 2016, Arielle Morgan Stanley has conducted extensive reverse diligence on Arielle Scope of Morgan Stanley Work Morgan Stanley

Confidential Arielle Financial Projections Internal Stand Alone Projections 2016E 2018E Project Apple ARIELLE STOCK CONSIDERATIONS 16 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\16 Source Arielle Management $000s, unless specified otherwise 2016E Quarter Ended 2016E 2017E Quarter Ended 2017E 2018E Quarter Ended 2018E 31-Mar 30-Jun 30-Sep 31-Dec Full-Yr 31-Mar 30-Jun 30-Sep 31-Dec Full-Yr 31-Mar 30-Jun 30-Sep 31-Dec Full-Yr Interest Income: CMBS $7,821 $7,780 $7,465 $7,057 $30,123 $7,151 $6,300 $4,169 $1,902 $19,522 $964 $902 $784 $704 $3,354 Mortgages (Incl. Whole Loans) 24,683 29,550 30,990 29,304 114,527 28,385 29,482 31,123 31,553 120,543 31,887 32,227 33,344 33,374 130,832 Subordinate Loans 26,367 29,839 33,361 34,414 123,981 35,324 37,471 39,931 40,744 153,470 42,436 44,814 46,401 46,461 180,112 Total Interest Income 58,872 67,169 71,816 70,775 268,632 70,860 73,253 75,223 74,199 293,535 75,287 77,943 80,529 80,539 314,298 Interest Expense 13,001 14,219 14,497 13,695 55,412 12,551 12,487 12,040 11,294 48,372 10,854 10,972 11,135 11,106 44,067 Net Interest Income 45,870 52,950 57,319 57,080 213,219 58,309 60,766 63,183 62,905 245,163 64,433 66,971 69,394 69,433 270,231 Management Fee 5,909 6,628 7,347 7,353 27,237 7,359 7,644 7,928 7,934 30,865 7,941 8,227 8,512 8,520 33,200 Other Expenses 1,707 1,948 2,083 2,052 7,790 2,055 2,124 2,181 2,152 8,512 2,183 2,260 2,335 2,336 9,114 Total Expenses 20,617 22,795 23,927 23,100 90,439 21,965 22,255 22,149 21,380 87,749 20,978 21,459 21,982 21,962 86,381 Preferred Dividend 5,860 9,391 9,391 9,391 34,033 9,391 9,391 9,391 9,391 37,564 9,391 9,391 9,391 9,391 37,564 GAAP Net Income 32,394 34,983 38,498 38,284 144,159 39,504 41,607 43,683 43,428 168,222 44,918 47,093 49,156 49,186 190,353 Non-Cash Adjustments 1,235 1,287 1,316 1,309 5,147 1,310 1,325 1,337 1,331 5,303 1,338 1,354 1,370 1,370 5,432 Operating Earnings $33,629 $36,270 $39,814 $39,593 $149,306 $40,814 $42,932 $45,020 $44,759 $173,525 $46,256 $48,447 $50,526 $50,556 $195,785 Dividends Per Share (Common) $0.46 $0.46 $0.46 $0.46 $1.84 $0.47 $0.47 $0.47 $0.47 $1.88 $0.48 $0.48 $0.48 $0.48 $1.92 Implied GAAP Book Value per Share $16.38 $16.38 $16.41 $16.42 $16.42 $16.45 $16.45 $16.47 $16.48 $16.48 $16.51 $16.51 $16.53 $16.55 $16.55 Summary Income Statement Morgan Stanley

Confidential $12.92 $15.00 $10.93 $16.90 $15.39 $15.02 $15.95 $18.25 $18.00 $16.43 $18.40 $18.43 $18.23 $24.93 $10 $15 $20 $25 ARIELLE STOCK CONSIDERATIONS Summary Arielle Valuation Analysis 17 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\17 Arielle Share Price Estimates ($) Project Apple Methodology Comments 52-Week Trading Range Market valuation of Company shares; not a measure of intrinsic value Low of $12.92 on August 24, 2015 and high of $18.25 on December 23, 2015 Discount rate range from 10.25%—12.25% Exit Price / BV multiple range from 0.9x—1.1x ($) Price / Book Value Takes Tier-1 Gen-2 peers into consideration Analyze based on current BV / Share P / BV Multiple Range: 0.7x 1.0x Based on Arielle 12/31/15 BV / Share of $16.21 Broker Price Targets 1-Yr Forward broker target prices Most recently available price targets Market Reference Public Comparables Price / 2016E EPS Takes Tier-1 Gen-2 peers into consideration Analyze based on 2016E EPS Price / 2016 EPS Multiple Range: 7.9x 9.4x Based on Arielle Internal 2016E EPS of $1.95 Dividend Yield Takes Tier-1 Gen-2 peers into consideration Analyze based on current annualized Dividend / Share Current Dividend Yield Range: 10.9% 10.0% Based on Annualized Dividend per Share of $1.84 DDM Dividend Discount Model Method 1 Discounted to NPV at 12/31/2015 Discount rate range from 10.25%—12.25% Growth rate range from 1.4%—3.4% Dividend Discount Model Method 2 TV derived via perpetuity growth method (employs perpetuity growth rate of 2.4%) 1.0x Price / Book Value Price: $16.21 Price per Share ($) Price / Book (x) 0.6x 0.9x 1.2x 1.5x Dividend Yield (%) 18.4% 12.3% 9.2% 7.4% Price / 2016E EPS (x) 5.1x 7.7x 10.3x 12.8x Sources Bloomberg, Broker Reports, Capital IQ, Arielle Management, and SNL Financial Current Price Price: $16.24 1.1x Price / Book Value Price: $17.83 (1) Note Represents implied price per share at P / BV multiple paid in Annaly Capital Management / CreXus Investment Corp. transaction (precedent Mortgage REIT transaction that was completed in May 2013) Morgan Stanley

Confidential Project Apple 18 Appendix A Amy Overview & Historical Performance Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\18 Morgan Stanley

Confidential AMY OVERVIEW & HISTORICAL PERFORMANCE Overview of Amy Project Apple 19 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\19 Securitized Mortgage Loans 8% Cash and Other, Net 16% Agency RMBS 23% Non-Agency RMBS and Other Credit Investments 53% Investment Portfolio Overview 9/30/15 % of Allocated Equity Business Overview Founded and IPO d in 2011 A mortgage REIT that invests in residential mortgage-backed securities and other residential mortgage assets in the U.S. Hybrid REIT with mandate to invest in both agency (no credit risk) and credit sensitive assets Funding primarily by repurchase agreements Externally managed by an indirect subsidiary of Apollo Global Management Management fee of 1.5% of equity (common and preferred), no incentive fee Source Company filings Notes 1. Peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT, and WMC). Since IPO excludes WMC given their IPO was in 2012 2. Multiple represents preliminary 12/31/15 book value of $16.40, which has not been reported yet (40) (20) 0 20 40 60 80 Jul-11 Jun-12 May-13 Apr-14 Mar-15 Feb-16 S&P 500 Peers Amy Total Return Since IPO (%) 57.6% 21.3% (13.6)% (1) Source SNL Financial (2) ($MM, unless otherwise noted) 2014Q4 2015Q1 2015Q2 2015Q3 Income Statement EPS (GAAP) ($) 0.30 0.55 (0.43) (0.79) Operating Earnings 13 21 (10) (22) Dividend Per Share 0.45 0.48 0.48 0.48 Balance Sheet Total Assets 4,348 4,173 4,153 3,844 Total Debt 3,437 3,334 3,204 3,032 Total Equity 786 789 760 715 Debt / Equity (%) 437.2% 422.6% 421.5% 424.3% Book Value Per Share ($) 19.12 19.21 18.31 17.08 Summary Financials Market data as of 2/19/2016 Share Price ($) $9.93 Share Count (MM) 31.9 Market Cap ($MM) 316.3 P / BV 0.61x P / 2016 EPS 5.0x Dividend Yield 19.3% Summary Market Statistics Morgan Stanley

Confidential Amy Total Return Since IPO AMY OVERVIEW & HISTORICAL PERFORMANCE 20 (30) (20) (10) 0 10 20 30 40 50 60 70 80 90 100 Jul-11 Apr-12 Jan-13 Oct-13 Aug-14 May-15 Feb-16 S&P 500 EFC NYMT MTGE DX MITT AMY % Source SNL Financial 57.6% (13.6%) 13 Sep 2012: $173MM Preferred Offering Project Apple 7 May 2013: Sector wide sell-off due to book value pressures Amy total return since its IPO has fallen short of the S&P 500 primarily since the general decline in yield stocks began in 2013 30.6% 8 Mar 2013: $174MM Follow-On Offering 17 Apr 2012: $174MM Follow-On Offering 8.8% 5.5% 21.3% 46.0% Notes 1. Peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization (DX, EFC, MITT, MTGE, NYMT, and WMC). Since IPO excludes WMC given their IPO was in 2012 Amy S&P 500 Peers (1) Since IPO (13.6%) 57.6% 21.3% 3 Years (36.3%) 33.4% (10.9%) 2 Years (23.3%) 9.4% (12.2%) LTM (27.6%) (6.6%) (16.8%) Total Return Morgan Stanley

Confidential Yield Comparison Over Time Project Apple AMY OVERVIEW & HISTORICAL PERFORMANCE 21 Notes 1. Shows Amy dividend yield since it declared its first full regular dividend on March 6, 2012 2. Changes in dividends exclude special dividend (including Amy s special dividend of $0.35 in Q4 2012) Amy dividend yield has trailed peers as the ratio of dividends to book value has been lower However, there was some convergence between Amy and its peers in 2015 0 5 10 15 20 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Peers Dividend Declared / Book Value per Share Quarterly 2012- 2015 (% Annualized) Source SNL Financial 8 12 16 20 Jan-12 Oct-12 Aug-13 Jun-14 Apr-15 Feb-16 Amy Peer Median Dividend Yield 1/1/2012 1/18/2016% (1) 19.3% 16.1% 19 Sep 2013: Quarterly dividend cut from 70 per share to 40 per share 2012 2013 2014 2015 $0.35 special dividend 2012 2013 2014 2015 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Dividend 0.75 0.75 0.85 1.05 0.70 0.70 0.40 0.40 0.40 0.42 0.44 0.45 0.48 0.48 0.48 0.48 % Change (2) 0.0% 13.3% (17.6%) 0.0% 0.0% (42.9%) 0.0% 0.0% 5.0% 4.8% 2.3% 6.7% 0.0% 0.0% 0.0% Peers % Change (2) 17.3% 2.0% 1.6% 2.6% (2.7%) (7.4%) (3.0%) (3.9%) 0.0% 0.7% 0.0% (7.8%) (0.7%) (6.2%) (7.9%) Morgan Stanley

Confidential Price / Book Value Over Time AMY OVERVIEW & HISTORICAL PERFORMANCE 22 Notes 1. Trading multiples from 1/1/16 to 2/18/2016 represent preliminary 12/31/15 book value of $16.40, which has not been reported yet 2. Book value change based on book value at end of IPO quarter 0.00 0.25 0.50 0.75 1.00 1.25 14 16 18 20 22 24 IPO 11Q3 11Q4 12Q1 12Q2 12Q3 12Q4 13Q1 13Q2 13Q3 13Q4 14Q1 14Q2 14Q3 14Q4 15Q1 15Q2 15Q3 15Q4 Amy Book Value per Share Amy Price / BV Peer Price / BV Book Value per Share ($) P / Book Value (x) Source Company Filings, SNL Financial (1) 0.61x 0.74x Book Value and Price to Book Value IPO Present Project Apple Amy has relatively consistently traded below peers on a P / BV basis 2011 2012 2013 2014 2015 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy BV Change (%) (1.9) 1.7 5.9 (6.8) 9.2 4.8 (3.4) (14.2) (0.7) (1.3) 2.1 4.6 (1.1) (0.8) 0.5 (4.7) (6.7) (4.0) Peers BV Change (%) (2.2) (1.2) 3.5 2.5 6.6 0.4 (2.2) (8.7) (1.9) (2.2) 0.2 4.1 (0.2) (1.3) (0.8) (3.8) (3.1) (1.4) 3Q’11—4Q’15 MTGE (1.2%) EFC (2.5%) MITT (6.2%) NYMT (8.3%) DX (14.6%) Amy (17.8%) WMC (32.9%) Book Value since IPO (2) Morgan Stanley

Confidential (15) (10) (5) 0 5 10 15 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Peers Economic Return Project Apple AMY OVERVIEW & HISTORICAL PERFORMANCE 23 Notes 1. Dividends declared + change in book value per share divided by book value per share 2. Since Amy s IPO on 7/21/2011 Amy s lifetime economic return has underperformed peers, primarily due to lower dividend generation in 2013 and onward, coupled with a few quarters with outsized book value losses Source SNL Financial Economic Return (1) IPO 4Q2015 (%) 2011 2012 2013 2014 2015 (2) % of Book Value 2011 2012 2013 2014 2015 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Amy Dividend—1.5 3.8 3.6 4.3 4.9 3.1 3.2 2.1 2.2 2.2 2.3 2.3 2.3 2.5 2.5 2.6 2.8 BV Change (1.9) 1.7 5.9 (6.8) 9.2 4.8 (3.4) (14.2) (0.7) (1.3) 2.1 4.6 (1.1) (0.8) 0.5 (4.7) (6.7) (4.0) Total (1.9) 3.3 9.6 (3.3) 13.5 9.7 (0.3) (11.0) 1.4 0.9 4.3 6.8 1.1 1.6 3.0 (2.2) (4.1) (1.2) Peers Dividend 2.2 3.5 3.3 3.3 3.7 3.7 4.1 3.6 3.6 3.6 3.5 3.5 3.4 3.4 3.2 3.2 3.1 2.9 BV Change (2.2) (1.2) 3.5 2.5 6.6 0.4 (2.2) (8.7) (1.9) (2.2) 0.2 4.1 (0.2) (1.3) (0.8) (3.8) (3.1) (1.4) Total 0.0 2.3 6.8 5.8 10.3 4.1 1.9 (5.2) 1.8 1.3 3.7 7.6 3.2 2.1 2.3 (0.6) 0.0 1.6 Components of Economic Return 3Q’11—4Q’15 Annualized MTGE 14.2% NYMT 13.7% MITT 12.7% EFC 12.5% DX 8.6% Amy 7.5% WMC 7.1% Economic Return Since IPO (2) Morgan Stanley

Confidential

Project Apple

AMY OVERVIEW & HISTORICAL PERFORMANCE

Research Commentary

- **Broker A**: "Amy reported third quarter "core" EPS of 0.54, …Despite the lower-than-expected economic return this quarter, we continue to see Amy offering an attractive risk/reward given the 24% discount to book value" " *11/05/2015*
- **Broker B**: "… the company's book value was negatively impacted by spread widening across a variety of MBS … during the quarter, exacerbated by swap spreads versus Treasury rates tightening during the quarter." *11/06/2015*
- **Broker A**: "Although the economic return this quarter was below expectations, we believe that Amy should outperform its mREIT peers given the following: 1) 21.5% discount to book value and 2) upside potential to the dividend as taxable earnings approaches GAAP earnings " *8/05/2015*

Analyst Views


Hold
40%
Buy
60%

Source Broker Research

Broker Name	Report Date	Price at Report Date ($)	Rating	Change	Price Target ($)	Earnings per Share Adjusted 4Q 2015E ($)	FY 2015E ($)	FY 2016E ($)
Credit Suisse	11/05/15	12.92	Buy	–	16.00	0.53	2.15	1.95
JMP Securities	11/06/15	12.58	Hold	–	N/A	0.50	2.09	1.90
Keefe, Bruyette and Woods, Inc.	11/06/15	12.58	Buy	–	15.40	0.53	2.14	1.88
Maxim Group	11/09/15	12.43	Buy	–	17.25	0.50	2.11	2.00
Morgan Stanley	11/06/15	12.58	Hold	–	13.00	0.48	1.96	1.88
Mean					**15.41**	**0.51**	**2.09**	**1.92**
Median					**15.70**	**0.50**	**2.11**	**1.90**

Source Capital IQ

Positive Rating Change in Last 6 Months   Negative Change   No Change

Morgan Stanley

24

Confidential Project Apple 25 Appendix B Arielle Overview Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\25 Morgan Stanley

Confidential

Project Apple

ARIELLE OVERVIEW

Company Overview

Summary Market Statistics

As of 02/19/2016

Share Price ($)	$16.24
Market Capitalization ($MM) (6)	2,558
Price / BV (x)	1.00x
Price / 2016E EPS (x)	8.3x
Dividend Yield (%)	11.3%

Business Overview

- Arielle is a mortgage REIT that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments
- Arielle is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC
- 81% of loans in the portfolio have a floating interest rate, based upon 12/31/2015 face amount

CRE Debt Portfolio Overview (Amortized Cost)

As of 12/31/2015


CMBS
$504MM,
20%
First Mortgage
Loans
$994MM,
40%
Subordinate (1)(2)
Loans
$966MM,
39%

Loan Position and Rate Type (3)(4)

As of 12/31/2015


Senior Loan Fixed
7%
Subordinate
Loan Fixed
12%
Senior Loan
Floating
43%
Subordinate
Loan Floating
38%

Sources Company Filings, SNL Financial, and Capital IQ

Summary Financials

$MM, unless stated otherwise

	2015Q1	2015Q2	2015Q3	2015Q4
Income Statement				
Operating EPS of Common Stock ($)	0.44	0.45	0.53	0.48
Operating Earnings	22	26	32	32
Dividend per Common Share ($)	0.44	0.44	0.44	0.46
Balance Sheet				
Total Assets	2,022	2,333	2,528	2,720
Total Debt (5)	822	1,126	983	1,174
Total Equity	1,046	1,045	1,384	1,375
Debt / Equity (5)	79%	108%	71%	85%
BV per Common Share ($)	16.44	16.41	16.35	16.21

Notes

1. Subordinate loans are net of a participation sold during February 2015. The Company presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At December 31, 2015, the Company had one such participation sold with a face amount of $29,250 and a carrying amount of $29,250
2. Subordinate loans also include CMBS (Held-to-Maturity), which are net of a participation sold during June 2014. At December 31, 2015, the Company presented the participation sold as an asset of $88,984 and non-recourse liabilities of $88,951 because the participation does not qualify as a sale according to GAAP
3. Based upon face amount of loans; Does not include CMBS, but does include CMBS, held-to-maturity
4. Subordinate loans include CMBS, held-to-maturity and are net of participations sold of $118,234. Arielle presents the participations sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP
5. Debt balance includes net amount of convertible senior notes
6. Total Market Capitalization equals the sum of equity market value, preferred securities at liquidation preference, noncontrolling interest, consolidated debt, and Company's share of unconsolidated debt

Morgan Stanley

26

Confidential Historical Market Performance Since Arielle s First Day of Trading Project Apple ARIELLE OVERVIEW 27 Gen-2 mREITs have generally experienced share price depreciation since 2009 Arielle has historically had less share price volatility than its Gen-2 mREIT peers Since June 2015, Arielle s shares have outperformed Gen-2 mREIT peers 50% 75% 100% 125% Sep-09 Aug-10 Jul-11 Jun-12 May-13 Apr-14 Mar-15 Feb-16 Arielle Gen-2 mREITs Indexed Stock Chart (1) Since September 2009 Source SNL Financial Notes 1. As of February 19, 2016 2. Gen-2 mREITs include ACRE, BXMT, CLNY, LADR and STWD; except for BXMT, all Gen-2 mREITs issued Initial Public Offerings in 2009 or later; BXMT (formerly NYSE:CT) purchased by Blackstone in 2012 (19)% (37)% (2) 50% 100% 150% 200% Sep-09 Aug-10 Jul-11 Jun-12 May-13 Apr-14 Mar-15 Feb-16 Arielle Gen-2 mREITs Total Return (1) Since September 2009 Source SNL Financial 47% 23% (2) Arielle s total returns have historically been in line with Gen-2 mREIT peers Since October 2015, Arielle s total returns have exceeded Gen-2 mREIT total returns Morgan Stanley

Confidential Arielle Detailed Capital Structure As of December 31, 2015 Project Apple ARIELLE OVERVIEW 28 Notes 1. Amounts outstanding are calculated based on floating-rate mezzanine loans representing 25% of 9/30/15 total participations sold, and floating-rate whole loans representing the remaining 75%; these proportions are multiplied by the actual amount of $118.2MM total participations sold as of Dec. 31, 2015 2. Advances under the DB Facility accrue interest at a per annum pricing rate based on the rate implied by the fixed rate bid under a fixed for floating interest rate swap for the receipt of payments indexed to three-month U.S. dollar LIBOR, plus a financing spread ranging from 1.80% to 2.32% based on the rating of the collateral pledged 3. Assumes extension options are exercised 4. Includes $30,127,000 of Restricted Cash Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\28 Participations Sold Liability (1) (1) (2) (3) (3)(4) Source Arielle Management Debt Summary Common Equity Market Value ($000s) Total Common Equity $1,089,174 Preferred Equity Coupon Rate Shares Out. Amount Out. ($000s) Series A 8.63% 3,450,000 86,250 Series B 8.00% 8,000,000 200,000 Total Preferred Equity — 11,450,000 $286,250 Total Equity (Market Value) $1,375,424 Participations Sold Interest Rate Amount Out. ($000s) Floating-Rate Mezzanine Loan LIBOR + 8.25% $29,800 Floating-Rate Whole Loan LIBOR + 4.40% $88,401 Total Participations Sold $118,201 Notes Coupon Rate Maturity Date Amount Out. ($‘000) Convertible Senior Unsecured Notes, net 5.50% 15-Mar-2019 $248,173 Secured Senior Borrowings Under Repurchase Agreements Wtd. Avg. Remaining Maturity Wtd. Avg. Rate Coupon/ Base Rate Floating Rate Maturity Date Debt Balance ($000s) Deutsche Bank Facility 2.3 Years 3.70% 3.70% — 1-Apr-2018 300,005 Goldman Sachs Loan 3.3 Years 3.80% 3.70% 1-Month LIBOR 30-Apr-2019 45,928 JPMorgan Facility 3.1 Years 2.60% 2.50% 1-Month LIBOR plus 4.75% — 445,942 UBS Facility 2.7 Years 2.80% 2.80% — — 133,899 Total Sr. Secured Borrowings 2.7 Years 2.90% — — $925,774 Total Debt (Book Value) $1,173,947 Equity Summary Morgan Stanley

Confidential 0.7 0.9 1.1 1.3 2009 2010 2011 2012 2013 2014 2015 2016 Arielle Gen-2 mREIT Peers Gen-2 mREIT Median (Since Jan-11) Long Term Performance of Mortgage REITs Since 2009 Project Apple ARIELLE OVERVIEW Note 29 1. Includes ACRE, BXMT, CLNY, LADR, and STWD Source SNL Financial Price / Book Value x Since January 2011, Gen-2 price / book value ratios have been ~1.1x (based on median) Arielle and its Gen-2 peers currently trade below this historical median 1.07x 1.00x 0.85x (1) (1) Morgan Stanley

Confidential Project Apple 30 Appendix C Additional Valuation Materials Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\30 Morgan Stanley

Confidential Historical (Property) REIT M&A Premia 15 12 15 17 15 21 17 87 N/A N/A 9 N/A 18 35 14 0 10 20 30 40 50 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Historical REIT M&A Premia Greater than $500MM 15 Year Avg: 22.8%; 15 Year Avg (ex 08): 17.5% % Project Apple ADDITIONAL VALUATION MATERIALS 31 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\31 Source Company filings, SNL Financial 90 M&A premia analysis based on transactions in the property REIT sector since 2001 with an aggregate value in excess of $500MM 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 # of Deals 7 1 2 8 9 15 12 1 0 0 2 6 9 1 7 Morgan Stanley

Confidential As of 02/19/2016 Firm Recom. Price Target P/(D) to Current Date Analyst A Hold 15.00 (8%) 2/17/2016 Analyst B Hold 17.00 5% 2/16/2016 Analyst C Buy 17.00 5% 2/12/2016 Analyst D Buy 18.00 11% 2/11/2016 Analyst E Hold 16.50 2% 2/10/2016 Analyst F Hold NA NA 2/10/2016 Analyst G Buy NA NA 10/31/2015 Consensus (1) Hold 16.93 4% Selected Broker Ratings and Target Prices Arielle Equity Research Summary ADDITIONAL VALUATION MATERIALS 32 We believe Arielle represents a compelling investment opportunity offering a simple, yet well scaled, balance sheet, and an outsized dividend yield that should experience additional growth over the next year. Analyst C (11/2/2015) Analyst consensus price target for Arielle is $16.93 ~60% of analysts have hold recommendations and ~40% have buy recommendations Analyst price targets suggest ~3% upside to current stock price Arielle trades at ~1.0x Price / Book Value Source Capital IQ Sources Bloomberg, Broker Reports, and SNL Financial $/Share $12 $14 $16 $18 $20 0% 25% 50% 75% 100% Feb-15 May-15 Aug-15 Nov-15 Feb-16 Buy Hold Sell Arielle Share Price Analyst Momentum From February 19, 2015 to February 19, 2016 We believe Arielle maintains ample liquidity to fund its pipeline through 16, given $230MM in expected maturities (before $86MM in future funding commitments) and increased capacity under its JPM facility, which was increased $600MM from $400MM. Analyst A (02/10/2016) We continue to view Arielle s CRE-focused strategy as fundamentally attractive, and see shares are attractive at 0.96x stated book value with an annualized dividend yield of 12%. Analyst B (02/09/2016) $16.24 While the current scale of the platform and expected investment pace should support the $0.46 quarterly dividend, we reiterate our Market Perform rating based on high risk exposures to North Dakota and the NY high-end condo market. Analyst A (02/10/2016) % Note 1. May not equal the mean of above research analysts Project Apple Morgan Stanley

Confidential Arielle Comparable Companies Analysis Project Apple ADDITIONAL VALUATION MATERIALS 33 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\33 Notes 1. Arielle and BXMT values based on FY2015 financial statements; remainder of companies values based on 3Q2015 financial statements 2. Includes shares and operating partnership units 3. Total Market Capitalization equals the sum of equity market value, preferred securities at liquidation preference, noncontrolling interest, consolidated debt, and company’s share of unconsolidated debt 4. Aggregate Value equals Total Market Capitalization less cash 5. Equity includes NCI and preferred at liquidation preference 6. Adjusted for Variable Interest Entities associated with LNR 7. Colony Capital s $658MM of goodwill results in a price / BV that is significantly lower than its price / TBV Sources Company Filings, SNL Financial, and Capital IQ (7) Trading & Credit Statistics as of February 19, 2016 (in $MM, except per share and multiple data) Total Equity Total Market Aggregate Price / EPS Price / Current Debt-to-Market Principal Debt-to-Book Company Name Ticker Price Assets Mkt. Cap.(2) Capitalization(3) Value(4) 2016E 2017E BVE Tangible BVE Dividend Yield Equity Value of Equity(5) Arielle ARI 1 6.24 2,719.9 1 ,091.3 2 ,558.0 2,490.6 8.3x 8.1x 1.0x 1.0x 11.3% 1.1x 0.9x Tier-1 Gen-2 mREIT Peers Ares Commercial Real Estate Corporation ACRE 9 .57 1,502.2 2 74.8 1 ,317.1 1,306.7 7.9x 7.4x 0.7x 0.7x 10.4% 3.5x 2.4x Blackstone Mortgage Trust, Inc. BXMT 24.21 9,376.6 2 ,277.4 8 ,570.7 8,474.3 9.3x 9.3x 0.9x 0.9x 10.2% 2.8x 2.5x Colony Capital, Inc. CLNY 1 6.00 9,704.6 2 ,156.9 8 ,700.8 8,392.9 9.4x 6.8x 0.8x 1.3x 10.0% 1.8x 1.2x Starwood Property Trust, Inc. STWD 1 7.63 9,638.3 4 ,228.2 9 ,313.4 8,940.7 8.0x 7.7x 1.0x 1.1x 10.9% 1.2x 1.2x Tier-1 Gen-2 mREITs Average 8.7x 7.8x 0.9x 1.0x 10.4% 2.3x 1.8x Tier-2 Gen-2 mREIT Peers Ladder Capital Corp LADR 10.83 5,830.0 1 ,184.2 5 ,406.7 5,225.2 5.5x 5.2x 0.8x 0.9x 10.2% 3.6x 2.8x Tier-2 Gen-2 mREITs Average 5.5x 5.2x 0.8x 0.9x 10.2% 3.6x 2.8x All Gen-2 mREIT Peers All Gen-2 mREITs Average 8.0x 7.3x 0.8x 1.0x 10.3% 2.6x 2.0x (6) Mortgage REIT Comparables (1) $MM, unless specified otherwise Selected Range of Multiples Price / 2016E EPS Price / Book Curr. Dividend Yield Low 7.9x 0.7x 10.9% High 9.4x 1.0x 10.0% Implied per Share Value Low $15.39 $10.93 $16.90 High $18.43 $16.43 $18.40 Implied Valuation Based on Min / Max for Tier-1 Gen-2 mREIT Comparables Morgan Stanley

Confidential $MM, except per share amounts Historical Projected 2013A 2014A 2015A 2016E 2017E 2018E Earnings per Share $1.44 $1.69 $1.90 $1.95 $2.00 $2.04 Dividend Payout Ratio 1.11x 0.95x 0.94x 0.94x 0.94x 0.94x Dividends per Share $1.60 $1.60 $1.78 $1.84 $1.88 $1.92 Implied GAAP Book Value per Share $16.42 $16.48 $16.55 NPV of Dividends per Share $1.65 $1.52 $1.39 Undiscounted Terminal Value per Share — — $16.55 Dividend Discount Model Analysis Arielle Dividend Discount Model Analysis (Method 1) Project Apple ADDITIONAL VALUATION MATERIALS 34 MS ran a three-year DDM and based terminal value on 2018 estimates Applied P / BV multiple of 1.0x to Arielle s estimated 2018 BV per share (and discounted value back to present value by cost of equity) 1.0x multiple represents the midpoint between current average Tier-1 Gen-2 peer multiple and long-term average multiple Assumes 11.25% cost of equity Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\34 Notes 1. P / BV multiple represents the current average Price / BV of Tier-1 Gen-2 mREIT peers 2. P / BV multiple represents the long-term median Price / BV of Tier-1 Gen-2 mREIT peers (since January 2011) Cost of Equity for Discount Rate; P / BV Exit Multiple for Terminal Value Source Arielle Management (1) (2) Implied Price per Share Exit Multiple Current Tier-1 Gen-2 Avg. Deal Value LT Tier-1 Gen-2 Avg. $16.59 0.9x 1.0x 1.1x 10.25% $15.76 $17.00 $18.23 11.25% $15.39 $16.59 $17.79 12.25% $15.02 $16.19 $17.36 Discount Rate Sensitivity Analysis $MM, except per share amounts NPV of Dividends per Share $4.57 NPV of Terminal Value per Share $12.02 Implied Value per Share $16.59 Share Count (MM) 67.2 Implied Equity Market Cap $1,115 Actual Share Price (As of 2/19/2016) $16.24 Actual Equity Market Cap (As of 2/19/2016) $1,091 Implied Valuation Morgan Stanley

Confidential $MM, except per share amounts Historical Projected Exit 2013A 2014A 2015A 2016E 2017E 2018E 2019E Earnings per Share $1.44 $1.69 $1.90 $1.95 $2.00 $2.04 $2.09 Dividend Payout Ratio 1.11x 0.95x 0.94x 0.94x 0.94x 0.94x 0.94x Dividends per Share $1.60 $1.60 $1.78 $1.84 $1.88 $1.92 $1.97 NPV of Dividends per Share $1.65 $1.52 $1.39 — Undiscounted Terminal Value per Share — — $22.74 — Dividend Discount Model Analysis Arielle Dividend Discount Model Analysis (Method 2) Project Apple ADDITIONAL VALUATION MATERIALS 35 Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\35 Note 1. Represents 2015A-2018E EPS CAGR of 2.4% (per Company projections) Cost of Equity for Discount Rate; Perpetuity Growth Method for Terminal Value MS ran a three-year DDM and based terminal value on 2019 estimates Employed perpetuity growth method in calculating the terminal value Assumes 11.25% cost of equity Assumes dividends grow in perpetuity at a 2.4% annual rate after 2018(1) (1) Source Arielle Management Implied Price per Share Terminal Perpetuity Growth Rate $19.41 1.40% 2.40% 3.40% 10.25% $19.74 $22.00 $24.93 11.25% $17.65 $19.41 $21.63 12.25% $15.95 $17.36 $19.10 Discount Rate Sensitivity Analysis $MM, except per share amounts NPV of Dividends per Share $4.57 NPV of Terminal Value per Share $14.85 Implied Value per Share $19.41 Share Count (MM) 67.2 Implied Equity Market Cap $1,305 Actual Share Price (As of 2/19/2016) $16.24 Actual Equity Market Cap (As of 2/19/2016) $1,091 Implied Valuation Morgan Stanley

Confidential Cost of Equity Calculation Assumption Notes Low Base High Market Risk Premium (MRP) Morgan Stanley estimated market risk premium 6.00% 6.00% 6.00% Risk Free Rate (RF) Spot rate 10-year U.S. Treasury as of 2/19/2016 1.75% 1.75% 1.75% Predicted Beta U.S. Predicted Beta per Barra 0.68 0.68 0.68 Sensitivity Adjustment +/- 1.00% from base (1.00%) — 1.00% Cost of Equity (KE) Calculated using the Capital Asset Pricing Model 4.83% 5.83% 6.83% Cost of Equity Analysis: CAPM Method Predicted Debt / Unlevered Company Beta Equity Beta Tier-1 Gen-2 mREIT Peers ACRE 0.772 3.49x 0.172 BXMT 0.763 2.76x 0.203 CLNY 1.064 1.79x 0.382 STWD 0.800 1.20x 0.364 Tier-1 Mean 0.850 2.31x 0.280 Tier-2 Gen-2 mREIT Peers LADR 1.154 3.56x 0.253 Tier-2 Mean 1.154 3.56x 0.253 All Gen-2 Mean 0.911 2.56x 0.275 All Gen-2 Median 0.800 2.76x 0.253 Gen-2 mREIT Betas Predicted Debt / Unlevered Company Beta Equity Beta Arielle 0.680 1.07x 0.329 Arielle Beta Arielle Cost of Equity Analysis Project Apple ADDITIONAL VALUATION MATERIALS 36 Notes 1. Barra Beta per Capital IQ U.S. Long Term Horizon as of January 29, 2016 2. Assumed 0% tax rate Project Apple MS Fairness Presentation—02.24.2016 v5.pptx\20 FEB 2016\5:44 PM\36 (1) (2) (1) (2) CAPM implied cost of equity at 5.83% is significantly lower than where Arielle s 8.625% preferred shares are currently trading and well below Arielle s current dividend yield A new preferred issue would likely price around 9.25% MS is using a cost of equity range of 10.25-12.25%, with the low end 100bps above the current cost of new preferred equity, a security that is senior in the capital structure to common equity Sources Capital IQ and SNL Financial Morgan Stanley JAN 2016\3:51 PM\1